EXHIBIT 99.1

                            PRESS RELEASE
                        For Immediate Release

Date:       January 20, 2006
Contact:    Bruce W. Teeters, Sr. Vice President
Phone:     (386) 274-2202
Facsimile: (386) 274-1223

               CONSOLIDATED-TOMOKA LAND CO. ANNOUNCES
                SETTLEMENT OF INCOME TAX ASSESSMENT

      Daytona Beach, Florida - Consolidated-Tomoka Land Co. (AMEX-CTO) today announced it has entered into a closing agreement with the Internal Revenue Service (IRS) resolving a previously reported dispute related to the appropriateness of Internal Revenue Code (IRC) Section 1031 tax deferred treatment utilized by the Company for three of its twelve sales transactions reported in its 2002 tax year. The settlement, which affects tax year 2002 and all subsequent years, relates only to transactions within the Company's Development of Regional Impact (DRI). The DRI includes about 10% of the Company's acreage at December 31, 2005. Under the closing agreement, for the tax year 2002 the Company will reclassify approximately $780,000 of previously deferred income taxes to income tax payable. For tax years after 2002, the settlement provides that, as to all DRI lands, 70% of gains and related income taxes on sales qualifying for IRC Section 1031 will receive tax deferred treatment. In accordance with the settlement, amended tax returns for years 2003 and 2004, will result in the reclassification of approximately $3,170,000 of previously deferred income taxes to income taxes payable.

      These reclassifications from deferred to current taxes payable do not affect any previously reported earnings.

      Bill McMunn, president and chief executive officer, stated "This is a very important agreement in that it states the IRS position on 1031 exchanges originating within our DRI lands." He further stated, "Since converting long-held agricultural land into income-producing property is the Company's primary business activity, this agreement provides clarity in executing our current business model.

      Consolidated-Tomoka Land Co. is a Florida-based Company primarily engaged in converting Company owned agricultural lands into a portfolio of income properties strategically located throughout the Southeast, and development, management, and sale of targeted real estate properties. Visit our website at www.consolidatedtomoka.com

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                                                             "Safe Harbor"

      Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "will," "could," "may," "should," "plan," "potential," "predict," "forecast," "project," and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management.

      The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2006, and thereafter include many factors that are beyond the Company's ability to control or estimate precisely. These risks and uncertainties include, but are not limited to, the market demand of the Company's real estate parcels, income properties, timber and other products; the impact of competitive real estate; changes in pricing by the Company or its competitors; the costs and other effects of complying with environmental and other regulatory requirements; losses due to natural disasters; and changes in national, regional or local economic and political conditions, such as inflation, deflation, or fluctuation in interest rates.

      While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

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